UNITED STATES	OMB APPROVAL
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Albany International Corp.

(Name of Registrant as Specified In Its Charter)

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March 3, 2006

To the Stockholders of Albany International Corp.:

You are cordially invited to attend the 2006 Annual Meeting of Stockholders of Albany International Corp., which will be held at The Desmond Hotel & Conference Center, 660 Albany Shaker Road, Albany, New York, at 10:00 a.m. on Friday, May 12, 2006. Please join us prior to the Annual Meeting at 9:30 a.m. to meet the Directors in the meeting room.

If you plan to attend the meeting, please so indicate on the enclosed reply card so that we can make the necessary arrangements. The reply card and your completed proxy should be mailed separately. (An addressed, postage-prepaid envelope is enclosed for your return of the proxy.)

Information about the meeting, including a description of the various matters on which the stockholders will act, can be found in the formal Notice of Annual Meeting and in the Proxy Statement, which are attached. The Annual Report for the fiscal year ended December 31, 2005 is being mailed to you with these materials.

Sincerely yours,

/s/ FRANK R. SCHMELER FRANK R. SCHMELER	/s/ JOSEPH G. MORONE JOSEPH G. MORONE
Chairman of the Board	President and Chief Executive Officer

ALBANY INTERNATIONAL CORP.
1373 Broadway, Albany, New York
Mailing Address: P. O. Box 1907, Albany, New York 12201

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 12, 2006

The Annual Meeting of Stockholders of Albany International Corp. will be held at The Desmond Hotel & Conference Center, 660 Albany Shaker Road, Albany, New York, on Friday, May 12, 2006, at 10:00 a.m. Eastern Time, for the following purposes:

1.	To elect nine Directors to serve until the next Annual Meeting of Stockholders and until their successors have been elected and qualified.

2.	To consider and take action on a proposal to approve a new Directors’ Annual Retainer Plan, increasing the stock portion of the directors’ annual retainer from $20,000 to $50,000 and extending the term of the Plan.

3.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only stockholders of record at the close of business on March 14, 2006 will be entitled to vote at the Annual Meeting of Stockholders or any adjournment or adjournments thereof.

Whether or not you plan to be present at the Annual Meeting, please sign, date and return promptly the enclosed proxy to ensure that your shares are voted. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

THOMAS H. HAGOORT
Secretary

March 3, 2006

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Albany International Corp. (“the Company”), 1373 Broadway, Albany, New York (P.O. Box 1907, Albany, New York 12201), of proxies in the accompanying form for use at the Annual Meeting of Stockholders to be held on May 12, 2006 and at any adjournment or adjournments thereof. Each properly executed proxy in such form received prior to the Annual Meeting will be voted with respect to all shares represented thereby and will be voted in accordance with the specifications, if any, made thereon. If no specification is made, the shares will be voted in accordance with the recommendation of the Board of Directors. In addition, the shares will be voted in the discretion of the proxies with respect to (1) any matter of which the Company did not have notice prior to February 1, 2006, (2) the election of a person as a director in substitution for a nominee named in this proxy statement who, at the time of the meeting, is unable, or for good cause is unwilling, to serve, (3) any stockholder proposal properly excluded from this proxy statement and (4) matters incident to the conduct of the meeting. If a stockholder is a participant in the Company’s Dividend Reinvestment Plan, or the Albany International Corp. ProsperityPlus Savings Plan, a properly executed proxy will also serve as voting instructions with respect to shares in the stockholder’s account in such plans. A proxy may be revoked at any time prior to the voting thereof. This proxy statement and the accompanying form of proxy are first being mailed to stockholders of the Company on or about March 23, 2006.

The only persons entitled to vote at the Annual Meeting and any adjournment or adjournments thereof are (1) holders of record at the close of business on March 14, 2006 of the Company’s Class A Common Stock outstanding on such date and (2) holders of record at the close of business on March 14, 2006 of the Company’s Class B Common Stock outstanding on such date. As of February 15, 2006, there were 28,502,586 shares of the Company’s Class A Common Stock outstanding and 3,236,476 shares of the Company’s Class B Common Stock outstanding. Each share of Class A Common Stock is entitled to one vote on each matter to be voted upon. Each share of Class B Common Stock is entitled to ten votes on each matter to be voted upon.

Under the By Laws of the Company, a copy of which is available at the Corporate Governance section of the Company’s website (www.albint.com), the presence, in person or by proxy, of shares having a majority of the total number of votes entitled to be cast at the meeting is necessary to constitute a quorum. Under Delaware law, if a quorum is present, a plurality of the votes cast at the meeting by the shares present in person or by proxy and entitled to vote is required for the election of directors and a majority of the votes entitled to be cast at the meeting by the shares present in person or by proxy is required for any other action. Shares present at the meeting in person or by proxy and entitled to vote which abstain or fail to vote on any matter will be counted as present and entitled to vote but such abstention or failure to vote will not be counted as an affirmative or negative vote.

Under New York Stock Exchange rules, brokerage firms are generally permitted to vote in their discretion on behalf of clients who have been requested to provide voting instructions, and have failed to do so, by a date specified in a statement from the brokerage firm accompanying proxy materials distributed to its clients. Brokerage firms generally do not have such discretion, however, as to any contested action, any authorization for a merger or consolidation, any equity-compensation plan, or any matter that may affect substantially the rights or privileges of stockholders. In such a case, broker “nonvotes” would be treated as shares that are present at the meeting but fail to vote. The Company anticipates that brokerage firms will be able to vote in their discretion on the proposal to elect directors, but will not be able to vote on the proposed Directors’ Annual Retainer Plan unless the beneficial owner of the shares has given voting instructions.

ELECTION OF DIRECTORS

All of the members of the Board of Directors are elected annually to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified. Pursuant to the By Laws, the Board of Directors may increase or decrease the number of directors from time to time, but not to fewer than three. The Board of Directors has determined that, until further action by the Board, the number of directors of the Company, from and after the time of the 2006 Annual Meeting of Stockholders, shall be nine. Accordingly, the number of directors to be elected at the 2006 Annual Meeting of Stockholders is nine. The Board of Directors has nominated for election the nine persons listed below, all of whom are currently serving as directors. Unless otherwise specified on the proxy, the shares represented by a proxy in the accompanying form will be voted for the election of the nine persons listed below. If, at the time of the meeting, any such nominee is unable, or for good cause unwilling, to serve, which event is not anticipated, the shares will be voted for a substitute nominee proposed by the Board of Directors, unless the Board reduces the number of directors.

FRANK R. SCHMELER joined the Company in 1964. He has been a Director of the Company since 1997 and Chairman of the Board since 2001. He served as Chief Executive Officer from 2000 to December 30, 2005. He also served as President from 1998 to 2001, as Chief Operating Officer from 1997 to 2000, as Executive Vice President from 1997 to 1998, as Senior Vice President from 1988 to 1997, as Vice President and General Manager of the Felt Division from 1984 to 1988, as Division Vice President and General Manager, Albany International Canada from 1978 to 1984 and as Vice President of Marketing, Albany International Canada from 1976 to 1978. Age 67.

JOSEPH G. MORONE joined the Company as President on August 1, 2005. He has been a Director of the Company since 1996. He has served as President and Chief Executive Officer since January 1, 2006. From 1997 to July 2005, Dr. Morone served as President of Bentley College. Prior to joining Bentley, Dr. Morone served as Dean of the Lally School of Management and Technology at Rensselaer Polytechnic Institute and held the Andersen Consulting Professorship of Management. He is a director of Transworld Entertainment Corporation. Age 52.

THOMAS R. BEECHER, JR. has been a Director of the Company since 1969. He served as Lead Director from August 2003 until February 2006. He serves as counsel to the law firm of Phillips Lytle LLP, where he served as a partner from 2000 to July 2004. Since January 2004 he has been Chief Executive Officer of Barrantys LLC (family office management), and has been President and a Director of Ballynoe Inc. (formerly Beecher Securities Corporation), investments, since 1979. He is a Director of the J. S. Standish Company, a Regent Emeritus of Canisius College, Chairman of the Board of the Buffalo Niagara Medical Campus Inc., past Chair and past Director of Kaleida Health and a founder and Director of the Buffalo Inner-City Scholarship Opportunity Network. Age 70.

CHRISTINE L. STANDISH has been a Director of the Company since 1997. From 1989 to 1991, she served the Company as a Corporate Marketing Associate, and was previously employed as a Graphic Designer for Skidmore, Owings & Merrill. She is a Director of the J. S. Standish Company and a member of the Board of Trustees of the Albany Academy for Girls, the Albany Academy and the Albany Institute of History & Art. She is the sister of John C. Standish and the daughter of J. Spencer Standish. Age 40.

ERLAND E. KAILBOURNE has been a Director of the Company since 1999. From May 2002 until March 2003 he served as Chairman and interim Chief Executive Officer of Adelphia Communications Corp. (Adelphia filed a petition under Chapter 11 of the United States Bankruptcy Code in June 2002.) He retired as Chairman and Chief Executive Officer (New York Region) of Fleet National Bank, a banking subsidiary of Fleet Financial Group, Inc., in 1998. He was Chairman and Chief Executive Officer of Fleet Bank, also a banking subsidiary of Fleet Financial Group, Inc., from 1993 until its merger into Fleet National Bank in 1997. He is a member of the New York State Banking Board and a Director of the New York ISO, The John R. Oishei Foundation, Rand Capital Corporation, Allegany Co-op Insurance Company, USA Niagara Development Corp. and Financial Institutions, Inc., and its banking subsidiary, Five Star Bank. Age 64.

JOHN C. STANDISH joined the Company in 1986. He has been a Director of the Company since 2001. He has served as Senior Vice President — Manufacturing, Americas Business Corridor since March 1, 2005. He previously served as Director, North American Dryer Manufacturing from 2003 to March 1, 2005, Director, PAC Pressing and Process Technology from 2000 to 2003, Manager of the Company’s forming and engineered fabrics manufacturing facility in Portland, Tennessee from 1998 to 2000, Production Manager of Albany International B.V. in Europe from 1994 to 1998, a Department Manager for the Press Fabrics Division from 1991 to 1994 and Design Engineer for Albany International Canada from 1986 to 1991. He is a Director of the J. S. Standish Company. He is the brother of Christine L. Standish and the son of J. Spencer Standish. Age 42.

JUHANI PAKKALA has been a Director of the Company since 2004. Mr. Pakkala previously served as President and Chief Executive Officer of Metso Paper Inc. (formerly Valmet Corporation), in Finland, from 1999 until his retirement in July 2003. Metso Paper, a subsidiary of Metso Corporation, is one of the world’s largest suppliers of pulp and paper process machinery and equipment. Prior to that time, Mr. Pakkala served in a number of executive positions in companies in the Metso (formerly Valmet) Group in Finland, the United States, and Canada.
Age 60.

PAULA H. J. CHOLMONDELEY has been a Director of the Company since February 18, 2005. From 2000 to 2004, she was a Vice President and General Manager of Sappi Fine Papers, North America, responsible for the Specialty Products Division. She previously served in executive and financial positions in a number of corporations, including Owens Corning, the Faxon Company, Blue Cross of Greater Philadelphia and the Westinghouse Elevator Company. She also served as a White House Fellow assisting the U.S. Trade Representative during the Reagan Administration. Ms. Cholmondeley is a certified public accountant, and serves on the Board of Directors of four other publicly traded companies: Terex Corporation, Ultralife Batteries, Inc., Dentsply International and Minerals Technologies Inc. She is also an independent trustee of Gartmore Capital, a mutual fund. Age 58.

JOHN F. CASSIDY, JR. has been a Director of the Company since November 9, 2005. From January 1989 to May 2005, he served as Senior Vice President, Science and Technology, at United Technologies Corp. He served at the General Electric Corporate Research and Development Laboratories from 1981 to 1988. Dr. Cassidy is a member of the Board of Trustees of Rensselaer at Hartford, a member of the Connecticut Academy of Science and Engineering and a senior member of the Institute for Electrical and Electronics Engineers and the Society of Automotive Engineers. He serves on the Board of Directors of the Connecticut Technology Council, the Detroit-based Convergence Electronics Transportation Association and the Convergence Educational Foundation. Age 62.

The Board of Directors met eight times in 2005. Each incumbent director attended 75% or more of the aggregate number of meetings of the Board and of the committees of the Board on which he or she served. It is the policy of the Company that all persons who are candidates for election to the Board of Directors at an Annual Meeting of Stockholders should attend that meeting. All of the candidates for election to the Board of Directors were present at the Annual Meeting of Stockholders in 2005, except John F. Cassidy, Jr., who became a director subsequent to the meeting.

Meetings of the “non-management” directors, as defined by the Corporate Governance Rules of the New York Stock Exchange (“the NYSE Rules”), are regularly held at the conclusion of each meeting of the Board of Directors. The current non-management directors include all of the directors other than Dr. Morone and John C. Standish. Meetings of the non-management directors during 2005 were chaired by the Lead Director, Thomas R. Beecher, Jr. Chairman Frank R. Schmeler stepped down as Chief Executive Officer on December 31, 2005 and is no longer an employee. On February 17, 2006, Mr. Beecher stepped down as Lead Director, and the Lead Director position was eliminated. Mr. Schmeler, as Chairman, now participates in, and chairs, meetings of the non-management directors. As Chairman, Mr. Schmeler also acts as a liaison between the directors and the Chief Executive Officer and facilitates communication among the directors. Interested persons may communicate with the Chairman and the non-management directors by writing to: Chairman, Albany International Corp., P.O. Box 1907, Albany, New York 12201.

The NYSE Rules provide that a company of which more than 50% of the voting power is held by an individual, a group or another company will be considered to be a “controlled company”. As of February 15, 2006, J. Spencer Standish, related persons (including his children, Christine L. Standish and John C. Standish, directors of the Company; and J. S. Standish Company, a corporation of which he is a director and as to which he holds the power to elect all of the directors) and Thomas R. Beecher, Jr., as sole trustee of trusts for the benefit of descendents of J. Spencer Standish, held, in the aggregate, shares entitling them to cast approximately 53.15% of the combined votes entitled to be cast by all stockholders of the Company. Accordingly, the Company is a controlled company under the NYSE Rules. The Company has elected to avail itself of the provisions of the NYSE Rules exempting a controlled company from the requirements that the Board of Directors include a majority of “independent” directors and that the Compensation and Governance Committees be composed entirely of independent directors. Not all of the members of the Compensation Committee or the Governance Committee are independent. All of the members of the Audit Committee are independent.

Stockholders may send recommendations of persons to be considered by the Governance Committee for nomination for election as directors to: Chairman, Governance Committee, Albany International Corp., P.O. Box 1907, Albany, New York 12201. The Company’s Corporate Governance Guidelines, a copy of which is available at the Corporate Governance section of the Company’s website (www.albint.com), sets forth criteria to be to be employed by the Governance Committee and the Board of Directors in determining whether a person is qualified to serve as a director of the Company. Recommendations by stockholders should include information relevant to the criteria for directors set forth in the Company’s Corporate Governance Guidelines. The Governance Committee will give consideration to persons recommended by stockholders in the same manner that it employs in the consideration of recommendations from other sources. The Governance Committee considers, on an ongoing basis, the skills, background and experience that should be represented on the Board of Directors and its committees, the performance of incumbent directors, the appropriate size of the Board of Directors, potential vacancies in the Board and other factors relating to the efficacy of the Board of Directors. Although the Governance Committee does not employ professional consultants for this purpose, members of the Governance Committee communicate with knowledgeable persons on a continuing basis to identify potential candidates for Board membership. Any potential candidates so identified are then discussed by the Committee and the Board of Directors and, if the potential candidate appears likely to be a substantial addition to the Board, he or she is then interviewed by members of the Committee and the Board. The Governance Committee then considers the reports of the interviews and other information that has been gathered and determines whether to recommend to the Board of Directors that the person be elected as a director.

It is the policy of the Company to forward to each member of the Board of Directors any communications addressed to the Board of Directors and to forward to each director any communication addressed to such director. Such communications may be sent to: Albany International Corp., P.O. Box 1907, Albany, New York 12201.

Directors’ Fees

Pursuant to the Directors’ Annual Retainer Plan, Directors who are not employees of the Company receive an annual retainer in the amount of $90,000. Currently, $20,000 of a director’s annual retainer is required to be paid in the form of shares of Class A Common Stock of the Company, the number of shares being determined on the basis of the closing price of such shares on the day of the Annual Meeting. If the proposal to adopt a new Directors’ Annual Retainer Plan is approved by stockholders, the portion of the annual retainer paid in Class A Common Stock will be increased to $50,000. See “Directors’ Annual Retainer Plan” on page 26. Non-employee directors receive $1,500 for each Board meeting and $1,000 for each Committee meeting attended (up to a maximum of $2,500 per day), $750 for participation in a meeting that is designated as a telephone meeting and $1,000 for each day spent on Company business at the request of the Chairman of the Board or the Chief Executive Officer. Directors are also provided with lodging and meals while attending such meetings or while on such Company business, and are reimbursed for reasonable travel and other expenses incurred in connection with these activities. The Chairman of the Compensation Committee and the Chairman of the Governance Committee are paid an annual fee of $5,000 for such service. (During 2005, the Lead Director received an annual fee of $5,000. On
February 17, 2006, the position of Lead Director was eliminated, and the Board approved an annual fee of $25,000 for the Chairman of the Board.) The Chairman of the Audit Committee is paid an annual fee of $10,000 for such service. A Director may defer all or any part of the cash fees. Each person who was a member of the Board of Directors on January 12, 2005, who was elected as a director prior to August 9, 2000 and who is not eligible to receive a pension under any other Company retirement program is, following (i) the termination of his or her service as a director and (ii) the attainment by such director of the age of 65, entitled to receive an annual pension in the amount of $20,000, payable in quarterly installments until the earlier of (a) the expiration of a period equal to the number of full years that such person served as a director prior to May 31, 2001 or (b) the death of such person.

Committees

The standing committees of the Board of Directors are a Governance Committee, an Audit Committee and a Compensation Committee. During 2005, the Governance Committee met eleven times, the Audit Committee met seven times and the Compensation Committee met five times.

The Governance Committee reviews and recommends changes in the Company’s Corporate Governance Guidelines and governance and management structure; evaluates the effectiveness of the Board of Directors, its committees and the directors; recommends to the Board of Directors the persons to be nominated for election as directors and reviews management succession planning. A copy of the Charter of the Governance Committee is available at the Corporate Governance section of the Company’s website (www.albint.com). The current members of the Governance Committee are Thomas R. Beecher, Jr. (Chairman), Erland E. Kailbourne, Christine L. Standish and Juhani Pakkala. Stockholders may send recommendations of persons to be nominated for election as directors to: Chairman, Governance Committee, Albany International Corp., P.O. Box 1907, Albany, New York 12201.

The Audit Committee assists the Board of Directors in fulfilling its fiduciary responsibilities regarding the Company’s accounting and financial reporting practices and internal controls with respect to accounting, finance, legal compliance and ethics, and provide a means of open communication among the independent auditors, management, the Company’s internal auditors and the Board of Directors. The Board of Directors has designated the Audit Committee as the Company’s “Qualified Legal Compliance Committee” pursuant to the rules of the Securities and Exchange Commission with respect to Section 307 of the Sarbanes-Oxley Act. Under the NYSE Rules, the Audit Committee has “sole authority” to “hire and fire” auditors. A copy of the current Charter of the Audit Committee is available at the Corporate Governance section of the Company’s website (www.albint.com). The current members of the Audit Committee are: Paula H. J. Cholmondeley (Chairman), Erland E. Kailbourne and Juhani Pakkala. The Board of Directors has determined that none of the members of the Audit Committee has any relationship with the Company that may interfere with the exercise of his or her independence from management and the Company and, on that basis, has determined that each of them is “independent” as such term is defined in the Sarbanes-Oxley Act and the NYSE Rules. The Board of Directors has determined that Ms. Cholmondeley possesses all of the attributes of an “audit committee financial expert”, as such term is defined in Item 401 of Regulation S-K of the Securities and Exchange Commission. Ms. Cholmondeley also serves on the audit committees of Dentsply International, Terex Corporation, Ultralife Batteries, Inc. and Minerals Technologies Inc., each of which is a public company. She is also a member of the audit committee of

Gartmore Capital, a mutual fund. The Audit Committee Charter does not permit any member of the Audit Committee to serve on the audit committees more than two other public companies, unless the Board of Directors has determined that such simultaneous service would not impair the ability of such member to serve effectively on the Company’s Audit Committee, and such determination is disclosed in the Company’s annual proxy statement. In the case of Ms. Cholmondeley, the Board of Directors has made such a determination. In making this determination, the Board took into account Ms. Cholmondeley’s representation that she does not intend to accept any employment other than as a member of governing boards, and that she would consult with the Chairman of the Governance Committee before accepting any employment, undertaking any additional board or committee positions or making any other new and material time commitments. Pursuant to the NYSE Rules, the Board of Directors has determined that all of the current members of the Audit Committee are “financially literate” and that at least one member of the Committee has “accounting or related financial management expertise”. The Board of Directors believes that all of the current members of the Audit Committee are well qualified to perform the functions for which the Audit Committee is responsible.

The Compensation Committee determines the compensation of the directors and executive officers; assists the Board of Directors in the creation and implementation of employee compensation, incentive and benefit policies and plans; administers pension and other employee benefit plans; and administers and decides on grants under the stock option and restricted stock unit plans. A copy of the Charter of the Compensation Committee is available at the Corporate Governance section of the Company’s website (www.albint.com). The current members of the Compensation Committee are Erland E. Kailbourne (Chairman), Thomas R. Beecher, Jr., Francis L. McKone, Paula H. J. Cholmondeley and John F. Cassidy, Jr.

Certain Business Relationships and Related Transactions

Christine L. Standish and John C. Standish are directors of the Company. Christopher Wilk, Ms. Standish’s husband, and John C. Standish served as employees of the Company during 2005. In consideration of these services, during 2005 the Company paid salary and other compensation of $108,653 to Mr. Wilk. The Company also granted to Christopher Wilk 500 restricted stock units pursuant to the Albany International Corp. 2003 Restricted Stock Unit Plan (the “RSU Plan”). In addition, Mr. Wilk received earnings of $2,324 as a result of vesting of restricted stock units granted to him in 2004. John C. Standish was paid salary and other compensation of $190,166 during 2005. The Company also granted to John C. Standish 1,250 restricted stock units pursuant to the RSU Plan. Mr. Standish received earnings of $10,820 as a result of vesting of restricted stock units granted to him in 2003 and 2004. In addition, Mr. Standish exercised 9,000 stock options during 2005, resulting in gross pre-tax earnings of $177,004. As employees, each of these individuals also received benefits under the Company’s profit-sharing, insurance, disability and other employee benefit plans in accordance with the terms of such plans.

During 2005, Francis L. McKone, a director of the Company, exercised 40,000 stock options granted to him during his employment with the Company, resulting in pre-tax earnings of $470,540.

Chairman Emeritus

As Chairman Emeritus of the Board of Directors, J. Spencer Standish is invited to all meetings of the Board of Directors and Committees of the Board and normally attends such meetings. He receives limited but regular assistance from Company administrative personnel in managing his correspondence and travel arrangements. He visits Company facilities in the United States and abroad from time to time, and consults with senior management from time to time on Company matters. Mr. Standish was reimbursed a total of $14,789 for Company-related expenses incurred during 2005 in connection with such visits, his attendance at meetings and such consultations. Other than his pension under the Company’s retirement plans, and reimbursement of expenses, Mr. Standish receives no fees or compensation for his activities with respect to the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and officers, and any persons holding more than 10% of the Company’s Class A Common Stock, to file with the Securities and Exchange Commission reports disclosing their initial ownership of the Company’s equity securities, as well as subsequent reports disclosing changes in such ownership. Except as provided below, to the Company’s knowledge, based solely on a review of such reports furnished to it and written representations by certain reporting persons that no other reports were required, all persons who were subject to the reporting requirements of Section 16(a) complied with such requirements during the year ended December 31, 2005, except that Thomas R. Beecher, Jr., a director of the Company, failed timely to file a Form 4 reflecting the October 2005 sale of 1,711 shares of Company stock by an entity over the assets of which Mr. Beecher shares voting and dispositive power, but disclaims beneficial ownership. This transaction was subsequently reported on a Form 4 filed in December 2005.

Share Ownership

As of the close of business on February 15, 2006, shares of capital stock of the Company were beneficially owned by each of the directors, the named officers and all directors and officers as a group, as follows:

	Shares of Class A Common Stock Beneficially Owned(a)		Percent of Outstanding Class A Common Stock	Shares of Class B Common Stock Beneficially Owned		Percent of Outstanding Class B Common Stock
Frank R. Schmeler	235,218	(b)	(c)	—		—
Joseph G. Morone	2,881	(d)	(c)	—		—
Thomas R. Beecher, Jr.	657,243	(e)	2.25%	645,625	(f)	19.95%
Francis L. McKone	40,326	(g)	(c)	1,050		(c)
Christine L. Standish	157,517	(h)	(c)	153,022	(i)	4.73%
Erland E. Kailbourne	3,760		(c)	—		—
John C. Standish	160,976	(j)	(c)	153,022	(k)	4.73%
Juhani Pakkala	969		(c)	—		—
Paula H. J. Cholmondeley	641		(c)	—		—
John F. Cassidy, Jr.	160		(c)	—		—
Michael C. Nahl	154,836	(l)	(c)	1,050		(c)
William M. McCarthy	77,800	(m)	(c)	—		—
Dieter Polt	7,000	(n)	(c)	—		—
All officers and directors as a group (24 persons)	1,322,903		4.60%	651,237		20.12%

(a)	Because shares of Class B Common Stock are convertible at any time into shares of Class A Common Stock on a one-for-one basis, they are reflected in the above table both as Class B shares beneficially owned and as Class A shares beneficially owned.

(b)	Includes (i) 34,718 shares owned outright and (ii) 200,500 shares issuable upon exercise of options exercisable currently or within 60 days. Does not include 100 shares held as custodian for his granddaughter, as to which shares he disclaims beneficial ownership.

(c)	Ownership is less than 1%.

(d)	Includes (i) 2,671 shares owned outright and (ii) 210 shares held in the Company’s employee stock ownership plan.

(e)	Includes (i) 11,618 shares owned outright and (ii) 645,625 shares issuable upon conversion of an equal number of shares of Class B Common Stock. The nature of Mr. Beecher’s ownership of Class B shares is described in note (f) below. Does not include 104 shares owned by his spouse, as to which shares he disclaims beneficial ownership.

(f)	Includes (i) 247,154 shares held by a trust for the sole benefit of John C. Standish (son of J. Spencer Standish) and (ii) 247,153 shares held by a trust for the sole benefit of Christine L. Standish (daughter of J. Spencer Standish). Mr. Beecher is the sole trustee of such trusts with sole voting and investment power. Also includes 151,318 shares held by the Standish Delta Trust. Does not include 868,013 shares held by J. S. Standish Company, of which he is a director.

(g)	Includes (i) 39,276 shares owned outright and (ii) 1,050 shares issuable upon conversion of an equal number of shares of Class B Common Stock.

(h)	Includes (i) 4,006 shares owned outright, (ii) 153,022 shares issuable upon conversion of an equal number of shares of Class B Common Stock and (iii) 489 shares held by Ms. Standish or her husband, an employee of the Company, in their respective accounts in the Company’s 401(k) retirement savings and employee stock ownership plans. The nature of Ms. Standish’s beneficial ownership of the Class B shares is described in note (i) below.

(i)	Includes (i) 1,704 shares owned outright and (ii) 151,318 shares owned by the Standish Delta Trust. Does not include (i) 247,153 shares held by a trust for her sole benefit, as to which she has no voting or investing power, (ii) 868,013 shares held by J. S. Standish Company, of which she is a director, (iii) 10,700 shares held by the Christine L. Standish Gift Trust, a trust for the benefit of her descendants as to which she has no voting or investment power, or (iv) 120,000 shares held by The Christine L. Standish Delta Trust, a trust for the benefit of her descendants as to which she has no voting or investment power.

(j)	Includes (i) 153,022 shares issuable upon conversion of an equal number of shares of Class B Common Stock, (ii) 1,534 shares held by Mr. Standish in his account in the Company’s 401(k) retirement savings and employee stock ownership plans and (iii) 6,420 shares issuable upon exercise of options currently exercisable. The nature of Mr. Standish’s beneficial ownership of the Class B shares is described in note (k) below. Does not include 11 shares owned by his spouse, as to which shares he disclaims beneficial ownership.

(k)	Includes (i) 1,704 shares owned outright and (ii) 151,318 shares owned by the Standish Delta Trust. Does not include (i) 247,154 shares held by a trust for his sole benefit, as to which he has no voting or investment power, (ii) 868,013 shares held by J. S. Standish Company, of which he is a director, (iii) 10,700 shares held by the John C. Standish Gift Trust, a trust for the benefit of his descendants as to which he has no voting or investment power, or (iv) 120,000 shares held by the John C. Standish Delta Trust, a trust for the benefit of his descendants as to which he has no voting or investment power.

(l)	Includes (i) 2,302 shares owned outright, (ii) 1,484 shares held in the Company’s employee stock ownership plan, (iii) 150,000 shares issuable upon exercise of options exercisable currently or within 60 days and (iv) 1,050 shares issuable upon conversion of an equal number of shares of Class B Common Stock.

(m)	Includes (i) 2,300 shares held in the Company’s employee stock ownership plan and (ii) 75,500 shares issuable upon exercise of options exercisable currently or within 60 days.

(n)	Issuable upon exercise of options exercisable currently or within 60 days.

Each of the individuals named in the preceding table has sole voting and investment power over shares listed as beneficially owned, except as indicated.

The following persons have informed the Company that they were the “beneficial owners” (as defined by Rule 13d-3 of the Securities Exchange Act of 1934) of more than five percent of the Company’s outstanding shares of Class A Common Stock:

Name(s)(a)	Shares of Company’s Class A Common Stock Beneficially Owned*		Percent of Outstanding Class A Common Stock
J. Spencer Standish	2,583,707	(b)	8.31%
LSV Asset Management.	1,664,280	(c)	5.71%
Mellon Financial Corporation	1,550,531	(d)	5.32%
NFJ Investment Group L.P..	1,490,250	(e)	5.12%
FMR Corp.	1,484,290	(f)	5.10%
Mac-Per-Wolf Company	1,452,110	(g)	4.99%

* As of December 31, 2005, except for J. Spencer Standish, whose holdings are shown as of February 15, 2006.

(a)	Addresses of the beneficial owners listed in the above table are as follows: J. Spencer Standish, 395 Llwyd’s Lane, Vero Beach, Florida 32963; LSV Asset Management, 1 N. Wacker Drive, Suite 4000, Chicago, Illinois 60606; Mellon Financial Corporation, One Mellon Center, Pittsburgh, Pennsylvania 15258; NFJ Investment Group L.P., 2100 Ross Avenue, Suite 1840, Dallas, Texas 75201; FMR Corp., 82 Devonshire Street, Boston, Massachusetts 02109; and Mac-Per-Wolf Company, 311 S. Wacker Drive, Suite 6000, Chicago, Illinois 60606.

(b)	Includes 2,583,707 shares issuable upon conversion of an equal number of shares of Class B Common Stock. 1,715,694 shares of Class B Common Stock are held by trusts as to which he has sole voting and investment power; the remaining 868,013 shares are held by J. S. Standish Company (J. S. Standish Company is a corporation as to which J. Spencer Standish holds the power to elect all of the directors.). Current directors of J. S. Standish Company include J. Spencer Standish, John C. Standish (son of J. Spencer Standish), Christine L. Standish (daughter of J. Spencer Standish) and Thomas R. Beecher, Jr. (a director of the Company). Does not include (x) 6,199 shares of Class A Common Stock beneficially owned by his daughter, Christine L. Standish, a director of the Company, (y) 9,658 shares of Class A Common Stock beneficially owned by his son, John C. Standish, a director of the Company, or (z) 151,318 shares issuable upon conversion of an equal number of shares of Class B Common Stock held by the Standish Delta Trust. Mr. Standish disclaims beneficial ownership of such shares.

(c)	Represents shares beneficially owned by LSV Asset Management, in its capacity as investment adviser. LSV Asset Management has sole power to vote or direct the vote of 1,286,400 such shares, and sole power to dispose or direct the disposition of all of such shares.

(d)	Represents shares held by Mellon Financial Corporation and its direct and indirect subsidiaries. Mellon Financial Corporation and/or one or more of such subsidiaries has sole power to vote or direct the vote of 854,247 such shares and sole power to dispose or direct the disposition of all such shares.

(e)	Represents shares beneficially owned by NFJ Investment Group L.P. and/or certain investment advisory clients or discretionary accounts. NFJ Investment Group L.P. has sole power to vote or direct the vote of, and sole power to dispose or direct the disposition of, all such shares.

(f)	Represents shares beneficially owned by subsidiaries of FMR Corp., including Fidelity Management & Research Company and Fidelity Management Trust Company, as the result of acting as investment adviser to various investment companies or as investment manager of institutional accounts. FMR Corp. and/or one or more of such entities has sole power to vote or direct the vote of 79,150 such shares, and sole power to dispose or direct the disposition of all of such shares.

(g)	Represents shares beneficially owned by Mac-Per-Wolf Company and its direct and indirect subsidiaries, including Perkins, Wolf, McDonnell and Company, LLC, as the result of furnishing investment advice to clients. Mac-Per-Wolf Company and/or one or more of such subsidiaries have sole power to vote or direct the vote, and to dispose or direct the disposition of 55,610 such shares and shared power to vote or direct the vote, and to dispose or direct the disposition of 1,396,500 such shares.

The following persons have informed the Company that they are the beneficial owners of more than five percent of the Company’s outstanding shares of Class B Common Stock as of February 15, 2006:

Name(s)(a)	Shares of Company’s Class B Common Stock Beneficially Owned		Percent of Outstanding Class B Common Stock
J. Spencer Standish	2,583,707	(b)	79.83%
J. S. Standish Company	868,013		26.82%
Thomas R. Beecher, Jr.	645,625	(c)	19.95%

(a)	Addresses of the beneficial owners listed in the above table are as follows: J. Spencer Standish, 395 Llwyd’s Lane, Vero Beach, Florida 32963; J. S. Standish Company, c/o Barrantys LLC, 120 West Tupper Street, Buffalo, New York 14201; and Thomas R. Beecher, Jr., c/o Barrantys LLC, 120 West Tupper Street, Buffalo, New York 14201.

(b)	Includes (i) 868,013 shares held by J. S. Standish Company, a corporation of which he is a director and as to which he holds the power to elect all of the directors and (ii) 1,715,694 shares held by trusts as to which he has sole voting and investment power. Does not include (x) 1,704 shares of Class B Common Stock owned outright by his son, John C. Standish, (y) 1,704 shares of Class B Common Stock owned outright by his daughter, Christine L. Standish, or (z) 151,318 shares held by the Standish Delta Trust. Mr. Standish disclaims beneficial ownership of such shares.

(c)	Includes (i) 247,154 shares held by a trust for the sole benefit of John C. Standish (son of J. Spencer Standish) and (ii) 247,153 shares held by a trust for the sole benefit of Christine L. Standish (daughter of J. Spencer Standish). Mr. Beecher is the sole trustee of such trusts with sole voting and investment power. Also includes 151,318 shares held by the Standish Delta Trust, of which he is trustee with shared voting and investment power. Does not include 868,013 shares held by J. S. Standish Company, of which he is a director.

Voting Power of Mr. Standish

J. Spencer Standish, related persons (including Christine L. Standish and John C. Standish, directors of the Company) and Thomas R. Beecher, Jr., as sole trustee of trusts for the benefit of descendants of J. Spencer Standish, now hold in the aggregate shares entitling them to cast approximately 53.15% of the combined votes entitled to be cast by all stockholders of the Company. Accordingly, if J. Spencer Standish, related persons and Thomas R. Beecher, Jr., as such trustee, cast votes as expected, election of the director nominees listed above and approval of the Directors’ Annual Retainer Plan will be assured.

Executive Compensation

Summary Compensation Table

The following table sets forth information regarding compensation of the Company’s Chief Executive Officer and each of the Company’s four other most highly compensated executive officers (together hereinafter referred to as “the Named Officers”), based on salary and bonuses earned during 2005.

		Annual Compensation					Long-Term Compensation
Name and Principal Position during 2005	Fiscal Year	Salary	Bonus(1)		Other Annual Compensation(2)		Restricted Stock Awards(3)		Stock Options	All Other Compensation
Frank R. Schmeler	2005	$741,521	$532,638	(4)	—			(5)	—	—
Chairman of the Board and	2004	703,979	267,000	(4)	—		$822,000		—	—
Chief Executive Officer	2003	647,733	678,957	(4)	—		767,000		—	$4,386	(6)

Joseph G. Morone	2005	$250,077	$516,339	(7)	—		$1,067,400	(5)	—	$6,300	(8)
President	2004	—	—		—		—		—	—
	2003	—	—		—		—		—	—

Michael C. Nahl	2005	$428,846	$234,713	(9)	—			(5)	—	$12,838	(8)
Executive Vice President and	2004	390,280	133,485	(9)	—		$246,600		—	11,809	(8)
Chief Financial Officer	2003	374,268	316,100	(9)	—		230,100		—	13,906	(10)

William M. McCarthy	2005	$443,930	$246,216	(11)	—			(5)	—	—
Executive Vice President	2004	380,829	138,859	(11)	$148,453	(12)	$246,600		—	—
	2003	354,233	302,357	(11)	—		230,100		—	$1,826	(6)

Dieter Polt	2005	$361,591	$149,500	(13)	—			(5)	—	—
Group Vice President	2004	349,604	104,900	(13)	—		$121,656		—	—
	2003	308,028	94,800	(13)	—		113,516		—	—

(1)	Reflects bonus earned during the fiscal year that was paid during the subsequent fiscal year.

(2)	The Named Officers enjoy certain perquisites. While such officers enjoyed certain perquisites during the reported periods, the value of such perquisites did not exceed, during each fiscal year, the lesser of $50,000 or 10% of the salary and bonus of any of the Named Officers.

(3)	Value, at grant date, of restricted stock units (“RSUs”) granted under the Albany International Corp. 2003 Restricted Stock Unit Plan (the “RSU Plan”). All such awards were in the form of RSUs under the RSU Plan. Upon vesting, each RSU is paid in full in cash, in an amount equal to the average closing price of one share of the Company’s Class A Common Stock during a specified period preceding the vesting/payment date. No shares of Class A Common Stock are issued or issuable under the RSU Plan. There is no exercise price. In lieu of cash dividends, a holder of RSUs is credited with additional RSUs equal to the number of shares of Class A Common Stock having the same value on the dividend payment date as the aggregate dividends that would be payable on shares of Class A Common Stock equal in number to the RSUs held by such holder. (The crediting of such dividends is not reflected in the above table, but the additional RSUs credited as a result are reflected in the table of 2005 RSU payments on page 14.) Each RSU award vests (and is immediately paid in cash) as to 20% of the awarded units on each of the first five anniversaries of the date of grant, but only if the holder is then employed by the Company or a subsidiary. In the event of termination of employment, all unvested RSUs terminate without payment, except that, in the case of voluntary termination after age 62, death, disability or involuntary termination, one-half of all unvested RSUs automatically vest and are paid at termination. Holders may generally elect to defer the vesting of RSUs, to the extent permitted by law, until retirement or a date certain by filing an election form prior to grant. None of the listed officers has elected to defer vesting of the listed awards. Grant date present values of RSU awards shown above are calculated by multiplying the number of units by the closing price of the Company’s Class A Common Stock on the date of grant. See “RSU Payments During 2005 and Year-End Values” on page 14 for the value of all RSUs credited to the Named Officers as of December 31, 2005.

(4)	Includes (a) annual cash bonus ($500,000) and profit-sharing ($32,638) pursuant to the Company’s U.S. profit sharing plan earned during 2005, (b) annual cash bonus ($250,000) and profit-sharing ($17,000) earned during 2004, and (c) annual cash bonus ($661,100) and profit-sharing ($17,857) earned during 2003.

(5)	Joseph G. Morone received an initial grant of 30,000 RSUs upon joining the Company as President on August 1, 2005. None of the other Named Officers received grants during 2005 under the RSU Plan. Each of the Named Officers other than Dr. Morone received performance-based incentive awards during 2005 under the Albany International Corp. 2005 Incentive Plan (the “2005 Incentive Plan”). These awards are described under the heading “Long-Term Incentive Plans — Awards in Last Fiscal Year” on page 15. The vesting of these awards in accordance with their terms in 2006 and subsequent periods will be reported in the Summary Compensation Table in future years.

(6)	Above-market earnings credited, but not paid or payable, to the Named Officer during the fiscal year with respect to deferred compensation.

(7)	Includes (a) an initial payment of $365,009 made to Dr. Morone pursuant to his employment agreement, (b) a cash bonus of $150,000 pursuant to the Company’s annual bonus program, and (c) profit-sharing of $1,330 pursuant to the Company’s U.S. profit sharing plan.

(8)	Company-matching contribution to the Company’s 401(k) plan.

(9)	Includes (a) annual cash bonus ($229,400) and profit-sharing ($5,313) pursuant to the Company’s U.S. profit sharing plan earned during 2005, (b) annual cash bonus ($130,000) and profit-sharing ($3,485) earned during 2004, and (c) annual cash bonus ($312,100) and profit-sharing ($4,000) earned during 2003.

(10)	Includes (a) above-market earnings of $3,906 credited, but not paid or payable, to Mr. Nahl during 2003 with respect to deferred compensation and (b) $10,000 of Company contributions to the Company’s 401(k) plan.

(11)	Includes (a) annual cash bonus ($229,400) and profit-sharing ($16,816) pursuant to the Company’s U.S. profit sharing plan earned during 2005, (b) annual cash bonus ($130,000) and profit-sharing ($8,859) earned during 2004, and (c) annual cash bonus ($292,700) and profit-sharing ($9,657) earned during 2003.

(12)	Represents tax payments made to various taxing authorities pursuant to the Company’s tax-equalization policy. These tax payments relate to liabilities for previous years incurred while Mr. McCarthy was on international assignment, which liabilities were resolved during 2004.

(13)	Annual cash bonus.

RSU Payments During 2005 and Year-End Values

The following table sets forth information with respect to payments upon vesting of time-based RSUs issued pursuant to the RSU Plan during 2005, as well as the number and value of all such RSUs held by the Named Officers at December 31, 2005.

Name	Shares Acquired on Exercise (#)(1)	Value Realized $(2)	Number of Securities Underlying Unpaid RSUs at December 31, 2005	Value of Unpaid RSUs at December 31, 2005 ($)(3)
Frank R. Schmeler	10,145	$386,525	35,482	$1,283,029
Joseph G. Morone	—	—	30,070	1,087,331
Michael C. Nahl	4,572	175,630	10,645	384,923
William M. McCarthy	3,044	115,976	10,644	384,887
Dieter Polt	1,501	57,188	5,252	189,912

(1)	While RSUs are denominated in shares, no shares are actually issued or sold. All RSUs settle in cash.

(2)	Actual payment amounts are determined on the basis of the average closing price of the Company’s Class A Common Stock during a specified period preceding the vesting/payment dates.

(3)	Based on the closing price of the Company’s Class A Common Stock on December 30, 2005 ($36.16 per share).

Option/SAR Exercises During 2005 and Year-End Values

The following table sets forth information with respect to stock option exercises during 2005, as well as stock options held by the Named Officers at December 31, 2005. No stock appreciation rights were held by the Named Officers at that date.

			Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised in-the-Money Options at December 31, 2005 ($)(2)
Name	Shares Acquired on Exercise (#)	Value Realized $(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Frank R. Schmeler	192,500	$3,123,661	188,500	24,000	$3,002,890	$374,160
Joseph G. Morone	—	—	—	—	—	—
Michael C. Nahl	200,000	4,051,995	150,000	250,000	2,567,750	2,649,375
William M. McCarthy	—	—	75,500	12,000	1,356,883	187,080
Dieter Polt	—	—	7,000	3,000	109,430	46,770

(1)	Represents the difference between (a) the aggregate price for which shares underlying such options were sold in a cashless exercise and (b) the aggregate exercise price for such options.

(2)	Represents the difference between the closing price of the Company’s Class A Common Stock on December 30, 2005 ($36.16 per share) and the exercise price of the options.

Long-Term Incentive Plans — Awards in Last Fiscal Year

The following table sets forth information with respect to performance-based awards during 2005 to the Named Officers under the Albany International Corp. 2005 Incentive Plan (the “2005 Incentive Plan”) as well as the number and value, based on the closing price of the Company’s Class A Common Stock on December 30, 2005 ($36.16 per share), of shares actually credited to each Named Officer.

Name	Initial Share Targets (#)(1)	Number of Shares Actually Credited	Performance or Other Period until Maturation or Payout		Value as of December 31, 2005 ($)
Frank R. Schmeler	42,000	56,758		(1)	$2,052,369
Joseph G. Morone	—	—	—		—
Michael C. Nahl	14,000	21,290		(1)	769,846
William M. McCarthy	14,000	18,920		(1)	684,147
Dieter Polt	7,000	10,387		(1)	375,594

(1)	Awards to each of the Named Officers consisted of a target amount of shares of Class A Common Stock (reported above under “Initial Share Targets”). Each award entitled the Named Officer to be credited with a number of shares equal to from 0% to 200% of such target amount, based upon the extent to which he attained certain performance goals during 2005. After 2005, the extent to which performance goals were attained was determined, and the actual number of shares credited to each Named Officer is set forth above (under “Number of Shares Actually Credited”). Once in the bonus account, awards are paid out as follows: (1) 25% on or about March 1, 2006, in cash, (2) 50% on or about March 1, 2007, half in cash and half in shares of Class A Common Stock, and (3) the remaining 25% on or about March 1, 2007, half in cash and half in shares of Class A Common Stock. The value of cash payments is determined on the basis of the average price of the Class A Common Stock during a calculation period preceding the payment date. Performance goals for the awards reported above consisted of one or more of the following: increasing net sales, increasing cash flow, increasing operating income and increasing share of market in certain key markets.

Pension Plan Table

The following table shows, as of December 31, 2005, the maximum amounts payable (on a straight life annuity basis) upon retirement at age 65 (or older) under the Company’s U.S. Pension Plus Plan. The amounts shown are without regard to the impact of the limits on credited earnings prescribed by Section 401 of the Internal Revenue Code and on annual benefits prescribed by Section 415 of the Internal Revenue Code, in each case as described in the Pension Plus Plan.

	Maximum Annual Benefits Upon Retirement with Years of Service Indicated
Credited Earnings(1)(2)	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years
	(rounded to nearest $500)
$125,000	$25,500	$34,000	$42,500	$51,000	$52,500	$54,000
150,000	31,000	41,500	52,000	62,000	64,000	66,000
175,000	36,500	49,000	61,000	73,500	75,500	78,000
200,000	42,500	56,500	70,500	84,500	87,000	89,500
225,000	48,000	64,000	80,000	96,000	99,000	101,500
250,000	53,500	71,500	89,500	107,000	110,500	113,500
300,000	65,000	86,500	108,000	129,500	133,500	137,000
400,000	87,500	116,500	145,500	174,500	179,500	184,500
450,000	98,500	131,500	164,500	197,000	203,000	208,500
500,000	110,000	146,500	183,000	219,500	226,000	232,000
600,000	132,500	176,500	220,500	264,500	272,000	279,500
700,000	155,000	206,500	258,000	309,500	318,500	327,000
800,000	177,500	236,500	295,500	354,500	364,500	374,500

(1)	The Company’s U.S. Pension Plus Plan, applicable to all salaried and most hourly employees in the United States who began employment on or before October 1, 1998, provides generally that an employee who retires at his or her normal retirement age (age 65) will receive a maximum annual pension equal to (a) 1% of his or her average annual base compensation for the three most highly compensated consecutive calendar years in his or her last ten years of employment times his or her years of service (up to 30) plus (b) .5% of the amount by which such average annual base compensation exceeds a Social Security offset ($35,075 in 2005, increasing thereafter in proportion to the increase in the Social Security Taxable Wage Base) times his or her years of service (up to 30) plus (c) ..25% of such average annual base compensation times his or her years of service in excess of 30.

(2)	Effective April 1, 1994, the aggregate benefit payable pursuant to clauses (a) and (b) in note (1) above was reduced to 1% of such average annual compensation for years of service (up to 30) earned after March 31, 1994. Effective January 1, 1999, benefits were reduced further to .75% of such average annual compensation for years of service (up to 30) earned after December 31, 1998. In the case of any plan participant who, at April 1, 1994, had at least 10 years of service and whose age plus years of service totaled 60 or higher, the effect of the foregoing reductions may be limited if necessary to ensure that the reductions do not result in pensions below a certain amount. Each of the Named Officers entitled to benefits under the Pension Plus Plan is eligible for this “Rule of 60” limitation. In any event, the numbers in the foregoing table do not reflect any such reductions.

In the case of the Named Officers, base compensation for purposes of the Pension Plan is the amount shown as “Salary” in the Summary Compensation Table. The number of credited years of service under the Plan for each of the Named Officers are as follows: 42 years for Frank R. Schmeler; 25 years for Michael C. Nahl; and 28 years for William M. McCarthy. Neither Joseph G. Morone nor Dieter Polt is entitled to any benefits under the Pension Plus Plan.

Section 415 of the Internal Revenue Code places certain limitations on pensions that may be paid under federal income tax qualified plans. Section 401 of the Code also limits the amount of annual compensation that may be used to calculate annual benefits under such plans. The Company has adopted an unfunded Supplemental Executive Retirement Plan pursuant to which the Company will replace any Pension Plus Plan benefits (including QSERP benefits described below) that a participant is prevented from receiving by reason of these limitations. All employees, including the Named Officers and other executive officers, to whom such limitations become applicable, are eligible to receive benefits under the unfunded Supplemental Executive Retirement Plan.

Upon his retirement as an employee of the Company on January 31, 2006, Mr. Schmeler became entitled to receive an aggregate annual pension benefit (calculated on the basis of a single-life annuity) of $330,870 under the Pension Plan. The annual benefit (calculated on the basis of a single-life annuity) accrued as of December 31, 2005 by Mr. Nahl and Mr. McCarthy under the Pension Plus Plan, assuming retirement at age 65, was $124,215 and $140,695, respectively. Neither Dr. Morone nor Mr. Polt is entitled to any benefits under the Pension Plus Plan.

In addition to the benefits described above, certain employees of the Company who were active on June 30, 2002 are entitled to receive additional qualified supplemental retirement (“QSERP”) benefits under the Pension Plus Plan. Under the QSERP, each covered employee is credited with an initial QSERP account balance in a specified amount. Each such participant has renounced any and all claims to an equal amount of account balances under the Company’s deferred compensation plans. Each QSERP account is credited with interest at 8.5% annually until retirement, at which time the QSERP account value is payable in the form of an actuarially equivalent single life annuity or, at the election of the participant, in a single lump sum.

Neither Dr. Morone nor Messrs. Nahl or Polt is entitled to any QSERP benefits. Upon his retirement as an employee of the Company on January 31, 2006, Mr. Schmeler became entitled to receive an annual pension benefit (calculated on the basis of a single-life annuity) of $83,495 under the QSERP. Mr. Schmeler elected to receive this benefit in a single lump payment of $965,654. The anticipated annual value of the annuitized QSERP benefits for Mr. McCarthy upon retirement at age 65 is $122,527. Aggregate annual payments under the Pension Plus Plan (including QSERP benefits) may not exceed the limits imposed by Section 415 of the Internal Revenue Code.

Employment Contracts — Named Officers

Joseph G. Morone.    The Company entered into an Employment Agreement with Joseph G. Morone on May 12, 2005. The Agreement provided that Dr. Morone would be hired initially as President, after which he would become President and Chief Executive Officer on January 1, 2006. Employment may be terminated by Dr. Morone or the Company at any time. The Agreement provides for an initial base salary at the rate of $600,000 per year, subject to adjustment from time-to-time in the same manner as for other executive officers (which are customarily adjusted in April of each year). The Agreement also provided that Dr. Morone would be eligible for a cash bonus for 2005 under the Company’s existing annual cash bonus program, with a 2005 target bonus equal to 50% of his actual 2005 base compensation, pro-rated for the period during 2005 (five months) during which he was actually employed. Dr. Morone will thereafter be eligible to participate in any annual executive cash bonus program, as the same may be amended, modified or terminated by the Company, in accordance with its terms. The Agreement also provided for the award of 30,000 stock units pursuant to the Company’s RSU Plan (see notes (3) and (5) to the Summary Compensation Table on page 12 for a description of this award). Dr. Morone also received an initial, one-time cash payment during 2005 under the Agreement of $365,009, calculated by subtracting from $425,000 the amount paid to Dr. Morone by his previous employer pursuant to a deferred compensation arrangement. The Agreement entitles Dr. Morone to four weeks vacation with pay (two weeks for the remainder of 2005), or such greater amount as the Company’s vacation policy applicable to executive officers provides. The Agreement otherwise entitles Dr. Morone to participate in the Company’s employee benefit plans, policies and arrangements applicable to executive officers generally (including, without limitation, relocation, 401(k), health-care, vision, life insurance and disability); in each case, as the same may exist from time to time, as well as such perquisites as may from time-to-time be made generally available to senior executives of the Company, including a subsidy for country-club membership and financial planning assistance from a third-party consultant. Finally, the Agreement provides that, in the event Dr. Morone’s employment is terminated by the Company at any time for any reason other than cause, he shall be entitled to an amount equal to twice his annual base salary at the time of termination.

Dieter Polt.    As part of an offer of employment extended to Dieter Polt, who resides in Germany, prior to his joining the Company in 2001, the Company agreed to arrange for an apartment in the Albany area, as well as for annual visits by his spouse, should he be required to remain in the Albany area for extended periods. In addition, the Company agreed to provide him with a leased automobile during his employment, in accordance with the Company’s policy applicable to European executives. Finally, the Company agreed to provide continued salary and benefits for a period of one year in the event his employment is terminated by the Company at any time other than for cause.

Compensation Committee Report on Executive Compensation

Decisions with respect to compensation of executive officers were made during 2005 by the Compensation Committee of the Board of Directors. The members of the Committee from January 1 until May 12, 2005 were: Thomas R. Beecher, Jr. (Chairman), Francis L. McKone, Christine L. Standish and Barbara P. Wright. On May 12, 2005, Barbara P. Wright ceased to be a member upon her departure from the Board, and Christine L. Standish also ceased to be a member. Erland E. Kailbourne and Paula H. J. Cholmondeley became members of the Committee on May 12, 2005. On November 9, 2005, John F. Cassidy, Jr. became a member of the Committee and Mr. Kailbourne replaced Mr. Beecher as Committee Chairman.

The Compensation Committee has provided the following report:

Compensation of the Executive Officers

During 2005, the Compensation Committee sought to compensate the executive officers of the Company, including the Chief Executive Officer and the other Named Officers, at levels, and in a manner, that would:

(a)	enable the Company to attract and retain talented, well-qualified, experienced and highly-motivated individuals whose performance would substantially enhance the Company’s performance; and

(b)	closely align the interests of each executive officer with the interests of the Company’s stockholders.

These objectives were pursued during 2005 through base salary, annual cash bonuses and incentive compensation in the form of grants of RSUs granted pursuant to the Company’s RSU Plan, or long-term incentive compensation grants awarded pursuant to the Company’s 2005 Incentive Plan.

Total cash compensation for each executive officer (base salary plus annual cash bonus) for 2005 was intended to be competitive with companies with which the Company competes for executive talent. The Committee believes that such competitors are not limited to companies in the same industry and that comparisons should be made to the compensation practices of a cross-section of U.S. industrial companies with comparable sales volumes and international complexity. The Committee retains the services of professional compensation consultants to compare the compensation of its executive officers with such a cross section. The consultants carry out such a comparison annually in the case of the Company’s chief executive officer and periodically (most recently, during 2005) with respect to all executive officers. In addition, the Committee reviews such published surveys and other materials regarding compensation as are provided from time to time by the Company’s Human Resources Department.

In general, the Committee sought to achieve total cash compensation for 2005 for each executive officer, including the Named Officers, that would place it at the median of compensation paid by U.S. industrial companies with comparable sales volumes and international complexity to executives with comparable talents, qualifications, experience and responsibilities. Where positions of a comparable nature could not be identified in comparable companies, total cash compensation was established by reference to other positions within the Company for which comparisons could be identified. The Committee also made such adjustments as it deemed appropriate to reflect the past and anticipated performance of the individual executive officer, to take into account various subjective criteria such as leadership ability, dedication and initiative, and to achieve internal equity in compensation.

Base salaries of executive officers, including the Named Officers, are established as a percentage of targeted cash compensation for each officer, the percentage ranging from 66-2/3% in the case of the Chief Executive Officer to approximately 77% in the case of other executive officers. Base salaries are not based on corporate or business unit performance. Annual cash bonuses, on the other hand, are focused on corporate and business unit performance factors identified by the Committee and on the performance of the individual executive officer in the relevant fiscal year. A cash bonus sufficient to bring total cash compensation to the targeted level is paid only if the Committee determines that the performance levels that it considers appropriate for the particular fiscal year have been achieved. Lesser bonuses will be paid if such performance levels are not achieved and larger bonuses will be paid if performance exceeds such levels.

Salaries of executive officers are customarily adjusted in April of each year. In April 2005, the salaries of all executive officers were increased by an average of approximately 3.8% (excluding increases granted in recognition of a substantial change in responsibilities) to reflect the reported rate of increases by comparable companies. Increases actually granted to executive officers for this purpose ranged from 3.5% to 4.1%.

Early in 2005, the Committee determined that cash bonuses for executive officers for the year would be based, as in 2004, on Company performance with respect to operating income, share of market and management of inventories and accounts receivable. The Committee determined that, as in 2004, these factors should generally be determined on both a global and (if applicable) a regional level, as well as by business segment. The Committee at that time believed that the determination of performance on a global as well as regional or divisional basis should provide a clearer incentive for management cooperation across divisions, regions and business lines, when doing so would benefit the Company as a whole despite any possible adverse impact on divisional, regional or business-line results. The Committee further indicated, however, that it would exercise its discretion, after the close of the fiscal year, as in prior years, to determine to what extent cash bonuses had been earned, and reserved the right to take individual performance factors (including, for example, the possible adverse impact during the year of cost-reduction, plant closings or downsizings and other restructuring-related activities in specific divisions, regions or business lines) into account, and to employ both objective and subjective criteria.

Following the close of 2005, the Committee reviewed Company performance with respect to the factors it had identified. The Committee determined that, as a general matter, the annual bonuses for executive officers for 2005 should be approximately 119% of their target levels, with increases made on the basis of individual performance factors, including those described in the previous paragraph.

Forms of incentive compensation available during 2005 included RSU, stock option and stock-based performance incentive awards. The Company’s RSU Plan is intended to encourage officers and other key employees to remain in the employ of the Company by affording them a greater interest in its success. Each RSU granted under the RSU Plan entitles the grantee to receive the fair market value of a share of Class A Common Stock of the Company at the time the unit vests. The Committee determines when units will vest. Normally, 20% of each grant vests on each anniversary date of the grant. The RSU Plan gives grantees the right to defer receipt of payment for vested units to a date not later than the termination of employment. The Committee made grants of units to certain officers and key employees (excluding the CEO and the other Named Officers) in November 2005. The size of awards granted was entirely at the discretion of the Committee. Principal factors influencing the size of individual grants were position, compensation level and internal equity. The Committee also considered the situation of the employee in light of the Plan’s purpose of encouraging employment, as well as the individual’s specific performance, the number and remaining term of stock options already granted and exercised, and the number of RSU Plan units already held. The Committee does not consider measures of corporate performance when determining grants under the RSU Plan.

The Company’s 1998 Stock Option Plan was the only stock option plan under which grants could be made during 2005. No stock options were granted during 2005. The Committee regards the RSU Plan as an alternative to the 1998 Stock Option Plan and does not currently expect that it will grant both stock units and stock options to employees as a normal practice.

During 2004, the Committee engaged the services of an outside consultant to review the compensation of the Company’s executive officers, including cash as well as long-term incentives, and to assess such compensation relative to comparably sized manufacturing companies. The consultant determined that base salaries and cash bonuses were generally competitive with such companies, but that grants of long-term incentives were below competitive levels. (Grants of long-term incentives during 2003 and 2004 were limited to stock units under the RSU Plan.)

The consultant recommended that the Company consider replacing a portion of the time-based, share-denominated grants under the RSU Plan with performance-based, share-denominated grants of stock units under a new incentive plan. During February 2005, the Committee considered a proposal to adopt the 2005 Incentive Plan, as well as specific 2005 incentive awards to certain senior executive officers pursuant to such plan. During February 2005 the Committee recommended, and a Performance Committee of the Board approved, grants of 2005 performance-based incentive awards to seven senior executives, including Mr. Schmeler and certain of the other Named Officers. Such grants were intended to be in lieu of 2005 grants of stock units under the RSU Plan. As a result, recipients of performance-based incentive awards did not receive RSU grants during 2005. Each award consisted of a target amount of shares of the Company’s Class A Common Stock. Each award entitled the recipient to be credited with a number of shares equal to from 0% to 200% of such target amount, based upon the extent to which he attained certain performance goals during 2005. Once credited, these awards are to be paid out as follows: (1) 25% in early 2006, in cash, (2) 50% in early 2007, half in cash and half in shares, and (3) the remaining 25% in early 2008, half in cash and half in shares. The target share amounts for the Named Officers granted awards were as follows: Frank R. Schmeler, 42,000 shares; Michael C. Nahl, 14,000 shares; William M. McCarthy, 14,000 shares; and Dieter Polt, 7,000 shares. Performance goals for the Named Officers consisted of one or more of: increasing net sales, increasing cash flow, increasing operating income and increasing share of market in certain key markets. (See “Long-Term Incentive Plans — Awards in Last Fiscal Year” on page 15 for a discussion of shares actually credited following 2005 performance.) The Committee considered the recommendations of the consultant, as well as internal equity, in determining the size of the awards. The Committee also considered the alignment between the performance goals and the Company’s business objectives, as well as the advice of the consultant, in determining the appropriateness of the performance goals and targets.

The 2005 Incentive Plan has been structured to permit the grant of incentive awards that are deductible under Section 162(m) of the Internal Revenue Code. Awards granted to Named Officers for 2005 are intended to qualify as deductible compensation under Section 162(m).

At the present time, the Committee does not anticipate that Section 162(m) will prevent the Company from deducting annual cash compensation for 2005 to any of the Named Officers.

In addition, income received by any Named Officer upon the exercise of stock options or the vesting of RSU awards would not be deductible to the extent that such income, when added to cash compensation received by such Named Officer during the same year, exceeds the $1 million deduction limitation under Section 162(m). During 2005, approximately $3.8 million of such income was not deductible as the result of the application of Section 162(m). While the Committee intends to consider tax deductibility of proposed compensation when making compensation decisions, the Committee reserves the right to award non-deductible compensation as it deems appropriate in furtherance of the compensation goals described above.

Compensation of Chief Executive Officer

As in the case of the other executive officers, the target total cash compensation of Mr. Schmeler for 2005 was set at a level believed by the Committee to be reasonably competitive with compensation paid by comparable U.S. industrial companies to chief executives with comparable talents, qualifications, experience, and responsibility. The Company also took into consideration Mr. Schmeler’s many years of outstanding service to the Company. In April 2005, the Committee granted Mr. Schmeler a salary increase of 3.6%.

In February 2006, the Committee granted Mr. Schmeler a bonus of approximately 118.5% of target in recognition of his success in meeting goals established for 2005, including achieving the 2005 financial objectives set forth in the Company’s operating plan, reorganizing the Company’s information technology function to better meet the Company’s global needs, improving the Company’s sales and marketing operation in Europe and Asia, and planning further alignment of manufacturing and demand as regional customer requirements continue to evolve. In February 2005, Mr. Schmeler was granted the performance-based incentive award described on page 15. In making the grant, the Committee took into consideration the importance to the Company of Mr. Schmeler’s continued service during the period in which the Company was conducting a search for his successor, the amount of stock options and stock units granted to Mr. Schmeler in prior years, his position of responsibility, his compensation level, and the size of the performance-based award grants made to others.

The Company hired Joseph G. Morone as President effective August 1, 2005. As in the case of Frank Schmeler and the other executive officers, the Company sought to negotiate Mr. Morone’s target total cash compensation for 2005 at a level believed by the Committee to be reasonably competitive with compensation paid by comparable U.S. industrial companies to executives with comparable talents, qualifications, experience, and responsibility. The Company also took into consideration the fact that Dr. Morone, while having served on the Board for a number of years, and while having significant comparable operational experience in other positions, had no operating experience with the Company.

In May of 2005, the Company entered into an employment agreement with Dr. Morone. See “Employment Contracts — Named Officers” on page 17 for a description of this agreement.

In February 2006, the Committee granted Dr. Morone a bonus of approximately 120% of his target bonus opportunity (pro-rated for the period of actual 2005 service), in recognition of his progress to date in establishing his leadership, including the acceleration of management and business unit realignment from regional and product-line reporting units to three business corridors (Americas, Europe, and Asia), as well as driving changes to management compensation and incentive structures to support such realignment. In February 2006, Dr. Morone was granted an incentive award, consisting of a target amount of 42,000 shares of Class A Common Stock. Dr. Morone will be entitled to receive a number of shares from 0% to 200% of such number, based on the extent to which the Company achieves certain levels of consolidated operating income during 2006. In making the grant, the Committee took into consideration the importance to the Company of Dr. Morone’s continued service, the amount of RSUs already held, his position of responsibility, his compensation level, and internal equity.

The Compensation Committee:
Erland E. Kailbourne, Chairman
Thomas R. Beecher, Jr.
Francis L. McKone
Paula H. J. Cholmondeley
John F. Cassidy, Jr.

Compensation Committee Interlocks and Insider Participation

During 2005 the members of the Compensation Committee included directors Beecher, McKone, C. L. Standish, Wright, Kailbourne, Cholmondeley and Cassidy. (Directors Wright and C. L. Standish served only until May 12, 2005, at which time directors Kailbourne and Cholmondeley joined the Committee. Director Cassidy joined the Committee on November 9, 2005.)

No member of the Committee was an employee during 2005. Mr. McKone served as Chairman of the Board and Chief Executive Officer of the Company until May 2001. Ms. C. L. Standish’s husband is an employee of the Company, but is not an executive officer. Her brother, John C. Standish, is a director and executive officer of the Company. (See “Certain Business Relationships and Related Transactions” on page 7 for a description of remuneration paid by the Company to Ms. Standish’s husband and brother.) Ms. Standish and Mr. Beecher are directors of J.S. Standish Co. Mr. Beecher, a member of the Company’s Compensation Committee, is also Secretary of that corporation.

Audit Committee Report

The Audit Committee has provided the following report:

The Audit Committee has reviewed and discussed with management and the independent auditors, PricewaterhouseCoopers LLP (“PwC”), the financial statements for 2005, including management’s report with respect to internal control over financial reporting and PwC’s attestation report with respect to management’s report. The Audit Committee has also discussed with PwC the written disclosures and the letter from PwC required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees), as modified and supplemented, has discussed with PwC its independence, and has considered whether the provision by PwC of the services referred to below under “Independent Auditors, All Other Fees” is compatible with maintaining the independence of PwC.

Based on the foregoing discussions, disclosures, and letter, the Audit Committee recommended to the Board of Directors that the audited statements for 2005 be included in the Company’s Annual Report on Form 10-K for 2005 filed with the Securities and Exchange Commission.

The financial reporting process of the Company, including the system of internal controls and the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, is the responsibility of the Company’s management. The Company’s independent auditors (PwC) are responsible for auditing the financial statements. The Audit Committee monitors and reviews these processes. As required by the Corporate Governance Rules of the New York Stock Exchange, the Board of Directors has determined that, in their judgment, all of the members of the Audit Committee are “financially literate” and at least one member of the Committee “has accounting or related financial management expertise.” The Board has also determined that the Chairman of the Committee, Paula H. J. Cholmondeley, is a “financial expert” as such term is defined in Item 401 of Regulation S-K of the Securities and Exchange Commission. The members of the Audit Committee are not employees of the Company and do not represent themselves as experts in the field of accounting or auditing.

The Charter of the Audit Committee provides that the members of the Committee are entitled to rely, and they do rely, on advice, information, and representations that they receive from the independent auditors, management and the head of internal audit. Accordingly, the review, discussions and communications conducted by the Audit Committee do not assure that the financial statements of the Company are presented in accordance with accounting principles generally accepted in the United States of America, that the audit of the Company’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America or that the Company’s independent auditors are, in fact, “independent.”

The Audit Committee:
Paula H. J. Cholmondeley, Chairman
Erland E. Kailbourne
Juhani Pakkala

Stock Performance Graph

The following graph compares cumulative total return of the Company’s Class A Common Stock during the five years ended December 31, 2005 with the cumulative total return on the S&P 500 Index and the Dow Jones U.S. Paper Index (symbol: PAP).

Albany International Corp.
Five-Year Cumulative Total Return

Companies in the Dow Jones U.S. Paper Index are Bowater Incorporated; Caraustar Industries, Inc.; International Paper Co.; Neenah Paper, Inc.; Pope & Talbot, Inc.; Potlatch Corporation; and Wausau Paper Corp. All are significant customers of the Company in the United States.

The comparison assumes $100 was invested on December 31, 2000 in the Company’s Class A Common Stock, the S&P 500 Index and the Dow Jones U.S. Paper Index and assumes reinvestment of dividends.

Equity Compensation Plan Information

The following table provides information about the Company’s equity compensation plans as of December 31, 2005.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,203,120 (1)	$19.16	965,454	(2)(3)(4)
Equity compensation plans not approved by security holders	250,000	$25.56	—
Total	1,453,120	$18.12	965,454	(2)(3)(4)

(1)	Does not include 49,001 shares that may be issued pursuant to 2005 performance incentive awards granted to certain executive officers pursuant to the 2005 Incentive Plan. Such awards are not “exercisable”, but will be paid out to the recipients in accordance with their terms, subject to certain conditions. See “Long Term Incentive Plans — Awards in Last Fiscal Year” on page 15 for a description of these awards.

(2)	Reflects (a) the number of shares for which options may be granted as of January 1, 2006 under the Company’s 1998 Stock Option Plan (“the 1998 Plan”) and (b) the number of shares that may be issued as of January 1, 2006 pursuant to future awards under the 2005 Incentive Plan. Additional shares of Class A Common Stock are available for issuance under the 1998 Plan (see note 3 below) and the 2005 Incentive Plan (see note 4 below), as well as under the Directors’ Annual Retainer Plan (see note 5 below).

(3)	Includes 515,455 shares available for future option grants under the 1998 Plan. The 1998 Plan allows the Board from time to time to increase the amount of shares available for future option grants, provided that it may not be increased by more than 500,000 in any calendar year and that no such increase may cause the total number of shares then available for option to exceed 1,000,000. If options granted under the 1998 Plan expire or are terminated or surrendered without having been exercised, the shares of Class A Common Stock subject thereto may again be optioned. Assuming full exercise by the Board of its power to increase annually the number of shares available for options, the maximum number of additional shares that could yet be issued upon exercise of future option grants pursuant to the 1998 Plan (including those set forth in column (c) above) would be 2,012,455.

(4)	Includes 450,999 shares available for future issuance under the 2005 Incentive Plan. The 2005 Incentive Plan allows the Board from time to time to increase the number of shares that may be issued pursuant to awards granted under that Plan, provided that the number of shares so added may not exceed 500,000 in any one calendar year, and provided further that the total number of shares then available for issuance under the Plan shall not exceed 1,000,000 at any time. Shares of Common Stock covered by awards granted under the 2005 Incentive Plan are only counted as used to the extent they are actually issued and delivered. Accordingly, if an award is settled for cash, or if shares are withheld to pay any exercise price or to satisfy any tax-withholding requirement, only shares issued (if any), net of shares withheld, will be deemed delivered for purposes of determining the number of shares available under the Plan. If shares are issued subject to conditions that may result in the forfeiture, cancellation or return of such shares to the Company, any shares forfeited, cancelled or returned shall be treated as not issued. If shares are tendered to the Company in payment of any obligation in connection with an award, the number of shares tendered shall be added to the number of shares available under the 2005 Incentive Plan. In addition, if the Company uses cash received in payment of the exercise price or purchase price in connection with any award to repurchase shares, the shares so repurchased will be added to the aggregate number of shares available under the 2005 Incentive Plan. Assuming full exercise by the Board of its power to increase annually the number of shares available under the 2005 Incentive Plan, the maximum number of additional shares that could yet be issued pursuant to the Plan awards (including those set forth in column (c) above) would be 4,950,999.

(5)	The Directors’ Annual Retainer Plan provides that the aggregate dollar amount of the annual retainer payable for service as a member of the Company’s Board of Directors is $90,000. Currently, $20,000 of this total is required to be paid in shares of Class A Common Stock, the exact number of shares to be paid for any year being determined on the basis of the per share closing price of such stock on the day of the Annual Meeting at which the election of the directors for such year occurs, as shown in the composite index published for such day in the Wall Street Journal, rounded down to the nearest whole share. If the proposal to adopt a new Directors’ Annual Retainer Plan is approved by the stockholders, the portion of the annual retainer payable in shares of Class A Common Stock will be increased to $50,000.

The Company has adopted only one equity compensation “plan” not approved by security holders and required to be disclosed under Item 201(d) of Regulation S-K. In 1997, the Company granted an option exercisable at $25.56 per share for 250,000 shares of Class A Common Stock to Michael C. Nahl, the Company’s Executive Vice President and Chief Financial Officer on December 31, 2005. The option is not exercisable unless the market price of Class A Common Stock reaches $48 per share while Mr. Nahl is employed by the Company or a subsidiary. When the target price is achieved, the option becomes exercisable as to a number of shares determined by multiplying 25,000 times the number of full years that have elapsed since the grant date. Thereafter, the option becomes exercisable as to an additional 25,000 shares on each anniversary of the grant date while the optionee remains an employee. In the event of termination of the optionee’s employment before the target price has been achieved, the option terminates. In the event of termination after the target price has been achieved, the option terminates as to all shares as to which it is not then exercisable, except that, in the case of voluntary termination after age 62, death, disability, or involuntary termination, the option becomes exercisable, immediately prior to such termination as to 50% of the shares for which it had not yet become exercisable.

Corporate Governance Information

The Company’s Corporate Governance Guidelines, Business Ethics Policy and Code of Ethics for the Chief Executive Officer, Chief Financial Officer and Controller, and the charters of the Audit, Compensation and Governance Committees of the Board of Directors are available at the Corporate Governance section of the Company’s website (www.albint.com). Stockholders may obtain a copy of any of these documents, without charge, from the Company’s Investor Relations Department. The Company’s Investor Relations Department may be contacted at:

Investor Relations Department Albany International Corp. Post Office Box 1907 Albany, New York 12201-1907 Telephone: (518) 445-2284 Fax: (518) 447-6343 E-mail: investor_relations@albint.com

DIRECTORS’ ANNUAL RETAINER PLAN

The Company’s current Directors’ Annual Retainer Plan, approved by the stockholders of the Company in 2004, requires that $20,000 of a director’s annual retainer, the total amount of which is determined by the Board of Directors, must be paid in shares of Class A Common Stock of the Company. Under the Corporate Governance Rules of the New York Stock Exchange, the Company cannot increase the portion of the directors’ annual retainer to be paid in stock without stockholder approval.

The Company’s Corporate Governance Guidelines, a copy of which is available at the Corporate Governance section of the Company’s website (www.albint.com), provide that, beginning January 1, 2006, directors who are not employees of the Company will receive a $90,000 annual retainer, $50,000 of which will be paid in shares of Class A Common Stock of the Company; provided, however, that if the stockholders do not approve an amendment of the current Directors’ Annual Retainer Plan to increase the stock portion of the fee from $20,000 to $50,000, the portion that must be paid in stock will remain at $20,000 and the portion paid in cash will be $70,000.

A copy of the proposed Directors’ Annual Retainer Plan, which will replace the current Directors’ Annual Retainer Plan, is attached to this Proxy Statement as Exhibit A. The Plan (i) provides that it will govern the stock portion of the directors’ annual retainer during the period from the 2006 Annual Meeting until it is amended or terminated by the Board of Directors, (ii) extends from May 5, 2013 to May 10, 2015 the period during which shares may be paid under the Plan and (iii) increases the stock portion of the annual retainer from $20,000 to $50,000. The Board of Directors recommends approval of the Directors’ Annual Retainer Plan.

New Plan Benefits

Pursuant to the Company’s Corporate Governance Guidelines, each director who is not an employee of the Company receives an annual retainer of $90,000, of which $20,000 is paid in shares of Class A Common Stock and $70,000 is paid in cash. If the Directors’ Annual Retainer Plan is approved, the portion of the current $90,000 annual retainer paid in shares of Class A Common Stock will be increased from $20,000 to $50,000, and the portion that is paid in cash will be reduced from $70,000 to $40,000. Current non-employee directors who would be entitled to benefits under the new Directors’ Annual Retainer Plan are Frank R. Schmeler, Thomas R. Beecher, Jr., Christine L. Standish, Erland E. Kailbourne, Juhani Pakkala, Paula H. J. Cholmondeley and John F. Cassidy, Jr.

INDEPENDENT AUDITORS

In August 2005, PwC was appointed as the Company’s auditors for 2005 and to perform the reviews of the financial statements to be included in the Company’s quarterly reports to the Securities and Exchange Commission on Form 10-Q with respect to the first three quarters of 2006. The Audit Committee does not expect to take action with respect to the appointment of auditors for 2006 until the second half of the year. A representative of PwC will be present at the Annual Meeting, will be given an opportunity to make a statement and will be available to respond to appropriate questions.

As stated above in the Audit Committee Report, the Audit Committee has received the written disclosures and letter from PwC required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified and supplemented, has discussed with PwC its independence, and has considered whether the provision of the services covered by the fees referred to below under “All Other Fees” is compatible with maintaining the independence of PwC.

Audit Fees

The aggregate fees billed by PwC through the end of 2005 for (a) the audit of the Company’s annual financial statements for each of 2004 and 2005, (b) PwC’s attestation requirements relating to internal controls and procedures, as well as for oversight of efforts undertaken by the Company in connection with such requirements, (c) reviews by PwC of the financial statements included in the Company’s Forms 10-Q during such periods, and (d) services normally provided by PwC in connection with statutory and regulatory filings or engagements for each such year, was $5,329,855 during 2004 and $3,081,759 during 2005.

Audit-Related Fees

PwC billed no amounts during 2004 or 2005 for assurance or related services reasonably related to the performance of the audit or review of the Company’s annual financial statements, except those included in the amount reported under the heading “Audit Fees” above.

Tax Fees

The aggregate fees billed by PwC for tax compliance, tax advice and tax planning in each of 2004 and 2005 were $506,615 and $320,085, respectively. Billings during each period were primarily for assistance in the preparation of tax returns and filings, assistance in connection with tax audits, tax advice in connection with corporate and business restructuring activities and general tax advice.

All Other Fees

The aggregate fees billed by PwC for all other products and services not described above were $79,722 in 2004 and $102,943 in 2005. Services included in this category consisted principally of audits of certain benefits plans, business and tax education for certain Company employees, advice in connection with benefit plan design, advice relating to global business restructuring activities and review of internal control of information systems.

Preapproval Policy

It is the responsibility of the Company’s Audit Committee to approve all audit and non-audit services to be performed by the independent auditors, such approval to take place in advance of such services when required by law, regulation or rule.

The Chairman of the Audit Committee is permitted to preapprove any engagement of the independent auditor for services that could be properly preapproved by the Committee, provided that the anticipated fees with respect to the services so preapproved do not exceed $100,000. The Chairman is required to report such preapprovals to the next regular meeting of the Committee.

The Audit Committee is required to preapprove each engagement of the independent auditor not preapproved by the Chairman of the Committee. Each such preapproval must describe the particular service to be rendered. No preapproval may be given for any service that would cause the independent auditor to be considered not independent under applicable laws and regulations.

With respect to the engagement of the independent auditor to render non-project-oriented tax advice in countries in which the Company and its subsidiaries have activities, preapproval of the Audit Committee may take the form of approval of a schedule of amounts anticipated to be expended during specified periods with respect to each country, local management being authorized to initiate the engagements as needed. The Committee may also authorize specific amounts to be allocated by management for such purpose.

None of the 2004 or 2005 services described above were approved by the Audit Committee or its Chairman pursuant to 17 CFR 210.2-01(c)(7)(i)(C), which permits the waiver of preapproval requirements in connection with the provision of certain non-audit services.

STOCKHOLDER PROPOSALS

The Company’s By Laws provide that proposals of stockholders, including nominations of persons for election to the Board of Directors of the Company, shall not be presented, considered or voted upon at an annual meeting of stockholders, or at any adjournment thereof, unless (i) notice of the proposal has been received by mail directed to the Secretary of the Company at the address set forth in the Notice of Meeting not less than 100 days nor more than 180 days prior to the anniversary date of the last preceding annual meeting of stockholders and (ii) the stockholder giving such notice is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such annual meeting. Each such notice shall set forth (i) the proposal desired to be brought before the annual meeting and the reasons for presenting such proposal at the annual meeting, (ii) the name and address, as they appear on the Company’s books, of the stockholder making such proposal, (iii) the number and class of shares owned beneficially or of record by such stockholder, (iv) any material interest of such stockholder in the proposal and (v) such other information with respect to the proposal and such stockholder as is required to be disclosed in solicitation of proxies to vote upon such proposal, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (“the Proxy Rules”). In the case of proposed nominations of persons for election to the Board of Directors, each such notice shall also (i) set forth such information with respect to such nominees and the stockholder proposing the nominations as is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to the Proxy Rules and (ii) be accompanied by the written consent of each proposed nominee to being named in the Company’s proxy statement as a nominee and to serving as a director if elected and by written confirmation by each such nominee of the information relating to such nominee contained in the notice.

Proposals of stockholders that are intended to be presented at the Company’s 2006 Annual Meeting of Stockholders must be received by the Company at its principal executive offices at P.O. Box 1907, Albany, New York 12201-1907 not later than November 23, 2006, in order to be considered for inclusion in the Company’s proxy statement and form of proxy. In addition, to be so included, a proposal must otherwise comply with all applicable proxy rules of the Securities and Exchange Commission.

In addition, management proxies for the 2007 Annual Meeting may confer discretionary authority to vote on a stockholder proposal that is not included in the Company’s proxy statement and form of proxy if the Company does not receive notice of such proposal by February 6, 2007, or if such proposal has been properly excluded from such proxy statement and form of proxy.

OTHER MATTERS

The Board knows of no other matters to be presented for consideration at the Annual Meeting. Should any other matters properly come before the meeting; the persons named in the accompanying proxy will vote such proxy thereon in accordance with their best judgment.

The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitation of proxies by use of the mails, regular employees of the Company, without additional compensation, may solicit proxies personally or by telephone.

Thomas H. Hagoort
Secretary

March 3, 2006

EXHIBIT A
DIRECTORS’ ANNUAL RETAINER PLAN

1.    This Plan shall govern the annual retainer payable for services as a member of the Board of Directors of Albany International Corp. (“the Company”) during the period from the Annual Meeting of Stockholders of the Company in 2006 until it is amended or terminated by the Board of Directors; provided, that in no event shall any shares be paid under this plan after May 10, 2015. This Plan shall affect only the portion of the annual retainer to be paid in shares of Class A Common Stock of the Company.

2.    A portion of the annual retainer payable for service as a member of the Board of Directors each year shall be paid in shares of Class A Common Stock of the Company. The number of shares to be paid each year shall be determined by dividing $50,000 by the per share closing price of a share of such stock on the day of the Annual Meeting at which the election of directors for such year occurs (“the Valuation Price”), as such Valuation Price is shown on the composite index for such day in the Wall Street Journal, rounded down to the nearest whole number.

3.    The shares of Class A Common Stock payable to a director as part of the annual retainer shall be delivered to the director as promptly as practicable after each Annual Meeting. Upon delivery to the director, such shares shall be fully paid, non-assessable and not subject to forfeiture.

4.    The portion of the annual retainer not paid in shares—that is, the aggregate dollar amount of the annual retainer for the year, as determined from time to time by the Board of Directors, less (i) the Valuation Price times (ii) the number of whole shares payable to a director for the year—shall be paid to the directors in cash at such time or times during the year as the Board of Directors shall from time to time determine.

5.    This Plan may be terminated or amended by the Board of Directors at any time, subject to any applicable rules or regulations requiring approval by stockholders of the Company.

[ ]	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

Proposals of the Board of Directors

A	Election of Directors

	For	Withhold		For	Withhold		For	Withhold
01 - Frank R. Schmeler	[ ]	[ ]	04 - Christine L. Standish	[ ]	[ ]	07 - Juhani Pakkala	[ ]	[ ]

02 - Joseph G. Morone	[ ]	[ ]	05 - Erland E. Kailbourne	[ ]	[ ]	08 - Paula H.J. Cholmondeley	[ ]	[ ]

03 - Thomas R. Beecher, Jr.	[ ]	[ ]	06 - John C. Standish	[ ]	[ ]	09 - John F. Cassidy, Jr.	[ ]	[ ]

	For	Against	Abstain
B Approval of Directors’ Annual Retainer Plan	[ ]	[ ]	[ ]

Other Matters

In their discretion upon other matters that
may properly come before this meeting.

C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE:  Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

Proxy - Albany International Corp.

Proxy solicited on behalf of the Board of Directors
for Annual Meeting of Stockholders to be held May 12, 2006

The undersigned hereby constitutes and appoints Frank R. Schmeler, Thomas R. Beecher, Jr. and Joseph G. Morone, and each of them, the true and lawful agents and proxies of the undersigned with full power of substitution in each, to vote as indicated herein, all of the shares of Common Stock which the undersigned would be entitled to vote if present in person, at the Annual Meeting of Stockholders of ALBANY INTERNATIONAL CORP. to be held at The Desmond Hotel & Conference Center, 660 Albany Shaker Road, Albany, New York on Friday, May 12, 2006 at 10:00 a.m. local time, and any adjournment or adjournments thereof, on matters coming before said meeting.

The shares represented by this proxy, when properly executed, will be voted in the manner directed here.

If no direction is made, the shares will be voted FOR proposals A and B.

Participants in the Company’s ProsperityPlus 401(k) Savings Plan have the right to direct Vanguard Fiduciary Trust Company, as Plan Trustee, how to vote shares of Common Stock allocated to their 401(k) plan accounts. If no such direction is given to Vanguard, Vanguard shall interpret this as a direction not to vote any such shares. If properly executed, this proxy shall give the proxies appointed above authority to direct Vanguard to vote the shares in the undersigned’s 401(k) account in the manner directed. If this proxy is properly executed but no direction is given, the proxies appointed above shall direct Vanguard to vote such shares FOR proposals A and B.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
PROMPTLY USING THE ENCLOSED ENVELOPE

(Continued and to be signed on reverse side)